                                  SCHEDULE 14A

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule
                 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12

                      QUICKLOGIC CORPORATION
      ----------------------------------------------------------------------------------
                       (Name of Registrant as Specified In Its Charter)

      ----------------------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ /  Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                                     [LOGO]

                             QUICKLOGIC CORPORATION

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD WEDNESDAY, MAY 17, 2000

    The Annual Meeting of Stockholders of QUICKLOGIC CORPORATION, a Delaware corporation (the "Company"), will be held at the Company's offices located at 1277 Orleans Drive, Sunnyvale, California 94089, on Wednesday, May 17, 2000, at 9:00 a.m., local time, for the following purposes:

 1. To elect two (2) Class I directors to serve for a term of three years and until their successors are duly elected and qualified;

 2. To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors of the Company for the fiscal year ending December 31, 2000; and

 3. To transact such other business as may properly come before the meeting or any adjournment thereof.

    The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only stockholders of record at the close of business on April 17, 2000 will be entitled to vote at the Annual Meeting.

    All stockholders are cordially invited to attend the Annual Meeting in person. HOWEVER, TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE. Stockholders attending the meeting may vote in person even if they have returned a Proxy.

                                          For the Board of Directors,

                                          [LOGO]

                                          E. Thomas Hart
                                          PRESIDENT, CHIEF EXECUTIVE OFFICER
                                          AND DIRECTOR

Sunnyvale, California
April 20, 2000

                                     [LOGO]

                             QUICKLOGIC CORPORATION

                            ------------------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS

GENERAL

    The accompanying Proxy is solicited by the Board of Directors of QuickLogic Corporation, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on Wednesday, May 17, 2000, at 9:00 a.m., local time, or at any adjournment thereof. The meeting will be held at the Company's offices located at 1277 Orleans Drive, Sunnyvale, California 94089. The Company's telephone number at that address is (408) 990-4000. At the meeting, only stockholders of record at the close of business on April 17, 2000 (the "Record Date") will be entitled to vote. On April 14, 2000, the Company's outstanding capital stock consisted of 18,151,071 shares of common stock. At the meeting, the stockholders will be asked:

 1. To elect two (2) Class I directors to serve for a term of three years and until their successors are duly elected and qualified;

 2. To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors of the Company for the fiscal year ending December 31, 2000; and

 3. To transact such other business as may properly come before the meeting or any adjournment thereof.

    This Proxy Statement and form of proxy were first sent or given to stockholders entitled to vote at the Annual Meeting on or about April 20, 2000, together with the Company's 1999 Annual Report to Stockholders.

VOTING AND SOLICITATION

    Each stockholder is entitled to one vote for each share of Common Stock held on all matters presented at the meeting.

    ELECTION OF DIRECTORS

    Holders of all outstanding shares of the Company's common stock, voting together as a single class, have the right to elect all the Class I directors to the board of directors. Directors will be elected by a plurality of the votes of the shares of the Company's common stock present in person or represented by proxy at the meeting. A majority in total voting power of the shares of the Company's common stock represented in person or by proxy at the meeting will constitute a quorum for the purposes of electing the directors.

    RATIFICATION OF APPOINTMENT OF AUDITORS

    Ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors of the Company requires the affirmative vote of a majority of the total voting power of the shares of the Company's common stock represented in person or by proxy at the meeting and entitled to vote on the proposal, voting together as a single class.

    The cost of solicitation of proxies will be borne by the Company. The Company may also reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses incurred in forwarding solicitation materials to the beneficial owners of shares held of record by such persons. It is contemplated that proxies will be solicited principally through the mail, but directors, officers and regular employees of the Company may, without additional compensation, solicit proxies personally or by telephone, facsimile or special letter.

REVOCABILITY OF PROXIES

    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

    The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of common stock issued and outstanding on the Record Date. Shares that are voted "FOR," "AGAINST" or "WITHHOLD AUTHORITY" with respect to a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the "Votes Cast") with respect to such matter.

    While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors). In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal.

    In a 1988 Delaware case, BERLIN V. EMERALD PARTNERS, the Delaware Supreme Court held that, while broker non-votes should be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Accordingly, the Company intends to treat broker non-votes in this manner. Thus, a broker non-vote will not affect the outcome of the voting on a proposal.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSAL

    Proposals of the Company's stockholders that are intended to be presented by such stockholders at the Company's next Annual Meeting of Stockholders must be received by the Company at its principal executive offices, no later than December 21, 2000 in order to be considered for possible inclusion in the Proxy Statement and form of Proxy relating to such meeting.

    If a stockholder intends to submit a proposal at the next Annual Meeting of Stockholders, which is not eligible for inclusion in the proxy statement and form of proxy relating to such meeting, the stockholder must give notice to the Company no later than February 19, 2001. If such a stockholder fails to comply with the foregoing notice provision, the Company's proxy holders will be allowed to use their discretionary voting authority when the proposal is raised at the next Annual Meeting of Stockholders without any mention of the specific proposal in the proxy statement and form of proxy relating to such meeting.

                                 PROPOSAL ONE:
                             ELECTION OF DIRECTORS

    The Company's Board of Directors is currently comprised of five members, divided into three classes with overlapping three year terms. As a result, a portion of the Company's Board of Directors will be elected each year. Donald P. Beadle and Michael J. Callahan have been designated Class I directors whose terms expire at this Annual Meeting of Stockholders. Hua-Thye Chua and Irwin Federman have been designated Class II directors whose terms expire at the 2001 Annual Meeting of Stockholders. E. Thomas Hart has been designated as a Class III director whose term expires at the 2002 Annual Meeting of Stockholders. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors. There are no family relationships between any of the Company's directors or executive officers.

    Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's two (2) nominees named below, both of whom are currently directors of the Company. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will ensure the election of as many of the nominees listed below as possible. The term of office of each person elected as a director will continue until the 2003 Annual Meeting of Stockholders or until his successor has been duly elected and qualified or until his earlier death, resignation or removal. It is not expected that any nominee will be unable or will decline to serve as a director.

NOMINEES FOR CLASS I DIRECTORS

    Two Class I directors are to be elected at the Annual Meeting for a three-year term ending in 2003. The Board of Directors has nominated DONALD P. BEADLE and MICHAEL J. CALLAHAN for reelection as Class I directors. Unless otherwise instructed, the persons named in the enclosed proxy intend to vote proxies received by them for the reelection of Messrs. Beadle and Callahan. QuickLogic expects that Messrs. Beadle and Callahan will accept such nomination. In the event that either Mr. Beadle or Mr. Callahan is unable or declines to serve as a director at the time of the Annual Meeting, proxies will be voted for a substitute nominee or nominees designated by the present Board of Directors. The term of office of the persons elected as directors will continue until such director's term expires in 2003 or until such director's successor has been elected and qualified or until his earlier death, resignation or removal.

REQUIRED VOTE

    The two nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted for them shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no other legal effect in the election of directors under Delaware law.

RECOMMENDATION OF THE BOARD OF DIRECTORS

           THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A
                 VOTE "FOR" EACH OF THE NOMINEES LISTED ABOVE.

DIRECTORS AND NOMINEES FOR DIRECTOR

    The following table sets forth information concerning the two nominees for director.

               NAME                   AGE                   POSITION
----------------------------------  --------   ----------------------------------
Donald P. Beadle..................     64      Director
Michael J. Callahan...............     64      Director

    DONALD P. BEADLE has served as a member of the Board of Directors since July 1997. Since June 1994, Mr. Beadle has been President of Beadle Associates, a consulting firm. From May 1997 to July 1997, Mr. Beadle was a consultant at Interwave Communications, a developer of microcell systems, where he served as Acting Vice President of Sales and Sales Operations. From October 1994 to December 1996, he was a consultant for Asian business development at National Semiconductor. At National Semiconductor, he was Managing Director, Southeast Asia from 1993 until June 1994, Vice President of Worldwide Marketing and Sales, International Business Group from 1987 until 1993, and Managing Director, Europe from 1982 to 1986. Mr. Beadle was employed by National Semiconductor in executive sales and marketing positions for 34 years until June 1994, at which time he was Executive Vice President, Worldwide Sales and Marketing. Mr. Beadle serves on the board of directors of one public company, HMT Technology, a disk media manufacturer. He received his technical education at the University of Connecticut and the Bridgeport Institute of Engineering.

    MICHAEL J. CALLAHAN has served as a member of the Board of Directors since July 1997. Since March 1990, Mr. Callahan has served as Chairman of the Board, President and Chief Executive Officer of Waferscale Integration, a producer of peripheral integrated circuits. From 1987 to March 1990, Mr. Callahan was President of Monolithic Memories, or MMI, which became a subsidiary of Advanced Micro Devices, a semiconductor manufacturing company, or AMD. Also during this time, he was Senior Vice President of Programmable Products at AMD. From 1978 to 1987, Mr. Callahan held a number of positions at MMI including Vice President of Operations and Chief Operating Officer. Prior to joining MMI, he worked at Motorola Semiconductor, a semiconductor manufacturing company, for 16 years where he was Director of Research and Development as well as Director of Linear Operations. Mr. Callahan holds a B.S.E.E. from the Massachusetts Institute of Technology.

            INCUMBENT CLASS II DIRECTORS WHOSE TERM EXPIRES IN 2001

               NAME                   AGE                   POSITION
----------------------------------  --------   ----------------------------------
Hua-Thye Chua.....................     64      Vice President, Process Technology
                                               and Director
Irwin Federman....................     64      Chairman of the Board of Directors

    HUA-THYE CHUA, a co-founder of the Company, has served as a member of the Board of Directors since the Company's inception in April 1988. Since December 1996, Mr. Chua has served as the Company's Vice President, Process Technology. He served as the Company's Vice President of Technology Development from April 1989 to December 1996. During the prior 25 years, Mr. Chua worked at semiconductor manufacturing companies, including Fairchild Semiconductor, Intel and Monolithic Memories. Mr. Chua holds a B.S.E.E. from Ohio University and an M.S.E.E. from the University of California, Berkeley.

    IRWIN FEDERMAN has served as Chairman of the Board of Directors since September 1989. Mr. Federman has been a general partner of U.S. Venture Partners, a venture capital company, since 1990. From 1988 to 1990, he was a Managing Director of Dillon Read & Co., an investment banking firm, and a general partner in its venture capital affiliate, Concord Partners.
Mr. Federman serves on the boards of directors of the following public companies: TelCom Semiconductor, a semiconductor company; SanDisk, a semiconductor company; Western Digital, a disk drive manufacturer; Komag, a thin film media manufacturer; NeoMagic, a developer of multimedia accelerators; and Check Point Software Technologies, a network security software company.
Mr. Federman holds a B.S. in Economics from Brooklyn College, is a Certified Public Accountant, and holds an honorary Doctorate of Engineering Science from Santa Clara University.

            INCUMBENT CLASS III DIRECTOR WHOSE TERM EXPIRES IN 2002

               NAME                   AGE                   POSITION
----------------------------------  --------   ----------------------------------
E. Thomas Hart....................     58      President, Chief Executive Officer
                                               and Director

    E. THOMAS HART has served as the Company's President, Chief Executive Officer and a member of the Board of Directors since June 1994. Prior to joining the Company, Mr. Hart was Vice President and General Manager of the Advanced Networks Division at National Semiconductor, a semiconductor manufacturing company, where he worked from September 1992 to June 1994. Prior to joining National Semiconductor Corporation, Mr. Hart was a private consultant from February 1986 to September 1992 with Hart Weston International, a technology-based management consulting firm. Mr. Hart holds a B.S.E.E. from the University of Washington.

BOARD MEETINGS AND COMMITTEES

    The Board of Directors held a total of eight meetings during fiscal 1999.

    The standing committees of the Board include a Compensation Committee and an Audit Committee. There is no Nominating Committee.

    The Compensation Committee, which currently consists of Donald P. Beadle, Michael J. Callahan and Irwin Federman, held one meeting in fiscal 1999. The Compensation Committee monitors the nature and levels of compensation paid by the Company to its executive personnel and administers the Company's stock option plans and employee stock purchase plan.

    The Audit Committee, which currently consists of Donald P. Beadle,
Michael J. Callahan and Irwin Federman, held two meetings in fiscal 1999. The functions of the Audit Committee include recommending appointment of the Company's independent auditors to the Board of Directors and reviewing (i) the scope of the independent auditors' annual audit and their compensation;
(ii) the general policies and procedures of the Company with respect to internal auditing, accounting and financial controls; and (iii) any change in accounting principles, significant audit adjustments proposed by the auditors and any recommendations that the auditors may have with respect to policies and procedures. The Audit Committee does not have a written charter.

    During fiscal 1999 (or such portion of fiscal 1999 during which a director served as a member of the Board of Directors), no director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors held and (ii) the total number of meetings held by all committees of the Board of Directors on which such director served.

DIRECTOR COMPENSATION

    Our non-employee directors are reimbursed for their out-of-pocket expenses incurred in connection with attending board and committee meetings but are not compensated for their services as board members. We have in the past granted to our non-employee directors options to purchase our common stock pursuant to the terms of our 1989 stock option plan. We intend to grant to our non-employee directors options to purchase our common stock pursuant to the terms of our 1999 stock plan. During fiscal 1999, the Board of Directors granted options to purchase an aggregate of 7,000 shares to Michael J. Callahan at an exercise price per share of $6.00 and granted options to purchase an aggregate of 7,000 shares to Donald P. Beadle at an exercise price per share of $6.00.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, officers and beneficial owners of more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Based solely on its review of the copies of such reports received by it or written representations from reporting persons, the Company believes that during the fiscal year ended December 31, 1999, its officers, directors and holders of more than 10% of the Company's Common Stock complied with all Section 16(a) filing requirements.

                                 PROPOSAL TWO:
              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

    The Board of Directors has appointed PricewaterhouseCoopers LLP, independent auditors, to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2000 and seeks ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its appointment.

    Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

REQUIRED VOTE

    The affirmative vote of the holders of a majority of the Votes Cast is required to ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending December 31, 2000.

RECOMMENDATION OF THE BOARD OF DIRECTORS

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE
           APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S
       INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2000.

                               OTHER INFORMATION

EXECUTIVE OFFICERS

    In addition to Messrs. Hart and Chua, the following persons were executive officers of the Company as of the Record Date:

             NAME                  AGE                          POSITION
-------------------------------  --------   -------------------------------------------------
John M. Birkner................     56      Vice President, Chief Technical Officer
Michael R. Brown...............     50      Vice President, Worldwide Sales
Andrew K. Chan.................     49      Vice President, Research and Development
Reynold W. Simpson.............     51      Vice President, Operations
Bill J. Smithson...............     57      Vice President, Engineering
Arthur O. Whipple..............     52      Vice President, Finance, Chief Financial
                                            Officer and Secretary
Ronald D. Zimmerman............     51      Vice President, Human Resources

    JOHN M. BIRKNER, a co-founder of the Company, has served with the Company since April 1988, serving as Vice President, Chief Technical Officer since 1993. From September 1975 to June 1986, Mr. Birkner was a fellow at Monolithic Memories, a semiconductor manufacturing company. Mr. Birkner holds a B.S.E.E. from the University of California, Berkeley and an M.S.E.E. from the University of Akron.

    MICHAEL R. BROWN has served as the Company's Vice President, Worldwide Sales since January 1999. From 1984 until January 1999, he was employed by Hitachi America, a semiconductor manufacturing company, in a variety of sales management positions, most recently as the Vice President of Sales for the Americas.
Mr. Brown holds a B.A. in Kinesiology/Psychology from California State University, Northridge and attended the U.S. Navy Aviation Electronics School. Mr. Brown holds a certificate in Advanced Management from Stanford University.

    ANDREW K. CHAN, a co-founder of the Company, has served with the Company since April 1988, most recently as Vice President, Research and Development. Prior to joining the Company, Mr. Chan was a design engineering manager at Monolithic Memories. Mr. Chan holds a B.S.E.E. in Electrical Engineering from Washington State University and an M.S.E.C. in Electrical Sciences from the University of New York, Stonybrook.

    REYNOLD W. SIMPSON has served as the Company's Vice President, Operations since August 1997. From February 1996 to July 1997, Mr. Simpson was Vice President of Manufacturing at GateField, a semiconductor manufacturing company. Prior to joining GateField, Mr. Simpson was Operations Manager at LSI Logic, a semiconductor manufacturing company, from March 1990 to February 1996 and Quality Director from February 1989 to March 1990. Mr. Simpson holds a Mechanical Engineering Certificate from the Coatbridge Polytechnic Institute in Scotland, a degree in Technical Horology (Mechanical Engineering) from the Barmulloch Polytechnic Institute in Scotland and studied for a degree in Electronic Engineering at the Kingsway Polytechnic Institute in Scotland.

    BILL J. SMITHSON has served as the Company's Vice President, Engineering since September 1999. From April 1991 to September 1999, Mr. Smithson was Vice President, Semiconductor Technology at Adaptec Inc., a developer and manufacturer of input/output technology products. From 1987 to 1990, Mr. Smithson was Division Director, Integrated Circuit Research and Development at Data General Corporation, a semiconductor corporation. Mr. Smithson has also held senior management positions at other semiconductor companies, including VLSI Technology, Inc., National Semiconductor Corporation, and Motorola, Inc. Mr. Smithson holds a B.S.E.E. from the University of Missouri at Rolla, an M.S.E.E. from Arizona State University and an M.B.A. from Santa Clara University.

    ARTHUR O. WHIPPLE has served as the Company's Vice President, Finance, Chief Financial Officer and Secretary since April 1998. From April 1994 to April 1998, Mr. Whipple was employed by ILC Technology, a manufacturer of high performance lighting products, as its Vice President of Engineering and by its subsidiary, Precision Lamp, a manufacturer of high-performance lighting products, as its Vice President of Finance and Operations. From February 1990 to April 1994, Mr. Whipple served as the President of Aqua Design, a privately-held provider of water treatment services and equipment. Mr. Whipple holds a B.S.E.E. from the University of Washington and an M.B.A. from Santa Clara University.

    In May 1990, Mr. Whipple reached a settlement with the SEC in connection with an action brought by the SEC concerning the accounting treatment for certain revenue reflected in the financial statements of URS Corporation, then known as Thortec, in 1986 and 1987. Mr. Whipple was Vice President and Treasurer at URS Corporation during that period. Mr. Whipple consented to the entry of an injunction with the SEC without admitting or denying any of the SEC's allegations, and there was no adjudication or findings of fact. The injunction bars Mr. Whipple from aiding and abetting the filing of any report with the SEC that contains an untrue statement of material fact and aiding and abetting the failure to keep accurate and fair books and records. The Company's Audit Committee conducted a detailed investigation into Mr. Whipple's involvement in the matter, and concluded that nothing concerning that matter affects
Mr. Whipple's integrity or ability to serve as the Company's Chief Financial Officer.

    RONALD D. ZIMMERMAN has served as the Company's Vice President, Human Resources since October 1996. From August 1988 to October 1996, Mr. Zimmerman was Human Resources Director of the Analog Products Group at National Semiconductor Corporation, as well as group human resources director of the corporate technology and quality/reliability organizations and the human resources director of corporate administration. Mr. Zimmerman holds a B.A. in Sociology and Psychology and an M.A. in Psychology from San Jose State University.

SECURITY OWNERSHIP

    The following table sets forth certain information regarding the Company's Common Stock beneficially owned as of April 14, 2000 by (i) each person who is known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) the Chief Executive Officer of the Company, (iii) each director of the Company; (iv) each of the four most highly paid executive officers of the Company (other than the Chief Executive Officer) who earned more than $100,000 in fiscal 1999 and (v) all directors and executive officers of the Company as a group. This table is based on information provided to the Company or filed with the Securities and Exchange Commission by the Company's directors, executive officers and principal stockholders. Unless otherwise indicated in the footnotes below, and subject to community property laws where applicable, each of the named persons have sole voting and investment power with respect to the shares shown as beneficially owned.

    Unless otherwise indicated, the address for each stockholder listed in the following table is c/o QuickLogic Corporation, 1277 Orleans Drive, Sunnyvale, California 94089. Applicable percentage ownership in the following table is based on 18,151,071 shares of common stock outstanding as of April 14, 2000.

                                                               SHARES BENEFICIALLY
                                                                      OWNED
                                                              ---------------------
                  NAME OF BENEFICIAL OWNER                     NUMBER      PERCENT
                  ------------------------                    ---------   ---------
Technology Venture Investors (1)............................  1,682,040       9.27%
  3000 Sand Hill Road
  Bldg. 4, Suite 280
  Menlo Park, CA 94025
U.S. Venture Partners (2)...................................  1,406,614       7.75%
  2180 Sand Hill Road
  Suite 300
  Menlo Park, CA 94025
Vertex Investments (3)......................................  1,360,869       7.50%
  3 Lagoon Drive, Ste. 220
  Redwood City, CA 94065
Sequoia Capital (4).........................................  1,124,112       6.18%
  2480 Sand Hill Road, Suite 110
  Menlo Park, CA 94025
E. Thomas Hart..............................................    554,166       3.05%
Arthur O. Whipple...........................................     52,604           *
Michael R. Brown............................................     52,083           *
Andrew K. Chan (5)..........................................    216,666       1.19%
Hua-Thye Chua (6)...........................................    196,875       1.08%
Reynold W. Simpson..........................................     85,937           *
Ronald D. Zimmerman.........................................     70,000           *
Donald P. Beadle............................................     38,666           *
Michael J. Callahan.........................................     30,333           *
Irwin Federman (7)..........................................         --          --
John Birkner................................................    189,062       1.04%
All current executive officers and directors as a group (12
  persons)..................................................  1,517,642       8.34%

------------------------

*   Less than 1% of the outstanding common stock.

 (1) Includes 1,596,294 shares held by Technology-IV; 84,131 shares held by Technology Venture Investors-3, L.P.; and 1,615 shares held by TVI Management-3, L.P. The general partners of Technology-IV, Technology Venture Investors-3, L.P. and TVI Management-3, L.P. are Burton McMurty, David Marquardt, John Johnston, Robert Kagle and Mark Wilson, who share voting and investment power of the shares. The general partners disclaim beneficial ownership of the shares, except to the extent of their direct pecuniary interest in the shares.

 (2) Includes 936,454 shares held by U.S. Venture Partners III; 9,755 shares held by U.S.V. Entrepreneur Partners; 45,270 shares held by Second Ventures II, L.P.; 29,264 shares held by Second Ventures Limited Partnership by BHMS Partners III; 372,937 shares held by U.S. Venture Partners IV, L.P.; and 12,934 shares held by U.S.V.P. Entrepreneur Partners II, L.P. The general partner of U.S. Venture Partners III, U.S.V. Entrepreneur Partners, Second Ventures II, L.P. and Second Ventures Limited Partnership by BHMS Partners III is BHMS Partners III, whose general partners consist of William K. Bowes, Jr., Irwin Federman, Steve Krausz and Phil Young. The general partner of U.S. Venture Partners IV, L.P. and U.S.V.P. Entrepreneur Partners II, L.P. is Presidio Management Group IV, L.P.,
    whose general partners consist of William K. Bowes, Jr., Irwin Federman, Steve Krausz and Phil Young. These general partners share voting and investment power of the shares and disclaim beneficial ownership of the shares, except to the extent of their direct pecuniary interest in the shares.

 (3) Includes 1,026,303 shares held by Vertex Investment International III, Inc.; 214,824 shares held by Vertex Investment (II) Limited; 95,776 shares held by Vertex Asia Limited; and 23,965 shares held by HWH Investment Pte. Ltd. The general partners of Vertex Investment International III, Inc., Vertex Investment (II) Limited, Vertex Asia Limited and HWH Investment Pte. Ltd. are Joo Hock Chua, Joanna Chin, Frank Lee, Christina Lim, Karl Ma, Robert Tsao and Henry Yong, who share voting and investment power of the shares and disclaim beneficial ownership of the shares, except to the extent of their direct pecuniary interest in the shares.

 (4) Includes 1,019,887 shares held by Sequoia Capital V; 55,800 shares held by Sequoia Technology Partners V; 25,740 shares held by Sequoia XXI; 14,410 shares held by Sequoia XXIV; 5,000 shares held by Sequoia XX; and 3,275 shares held by Sequoia XXIII. The general partners of Sequoia Capital V, Sequoia Technology Partners V, Sequoia XXI, Sequoia XXIV, Sequoia XX and Sequoia XXIII are Pierre Lamond, Gordon Russell, Don Valentine, Michael Moritz and Tom Stephenson, who share voting and investment power of the shares and disclaim beneficial ownership of the shares, except to the extent of their direct pecuniary interest in the shares.

 (5) Includes 146,667 shares beneficially owned by Mr. Chan as trustee for Andrew Ka-Lab Chan and Amy Shuk-Chun Chan, Trustees or successor(s), U/A of trust dated January 30, 1991; 5,000 shares beneficially owned by Mr. Chan for Michael P. Gamboa, Trustee under Erica H. Chan trust agreement dated May 14, 1992; 5,000 shares beneficially owned by Mr. Chan for Michael P. Gamboa, Trustee under Rebecca H. Chan trust agreement dated May 14, 1992; 5,000 shares beneficially owned by Mr. Chan for Michael P. Gamboa, Trustee under Vicki H. Chan trust agreement dated May 14, 1992; 2,500 shares beneficially owned by Mr. Chan for Clement Chan and Susie S.J. Chan, Trustees under Nicholas Chan trust agreement dated July 3, 1997; 2,500 shares beneficially owned by Mr. Chan for Clement Chan and Susie S.J. Chan, Trustees under Phillip Chan trust agreement dated July 3, 1996.

 (6) Includes 64,792 shares owned by Mr. Chua; 35,209 shares beneficially owned by Mr. Chua, as trustee for H.T. Chua & Jessie Chua TTEES for the
     H.T. Chua Trust Agreement dated December 20, 1974; 20,833 shares beneficially owned by Mr. Chua, as custodian for The Bryan Shyang-Ming Chua Trust dated December 19, 1975; 20,833 shares beneficially owned by Mr. Chua, as custodian for Caroline Siok-Yau Chua Trust dated December 19, 1975; 20,833 shares beneficially owned by Mr. Chua, as custodian for Cathleen Siok-Syuan Chua Trust dated December 19, 1975; and 20,833 shares beneficially owned by Mr. Chua, as custodian for Christine Siok-Pee Chua Trust dated December 19, 1975.

 (7) Excludes 1,406,615 shares held by U.S. Venture Partners. Mr. Federman is a general partner of U.S. Venture Partners. See footnote 2 above.
     Mr. Federman disclaims beneficial ownership of all shares held by U.S. Venture Partners entities except to the extent of his pecuniary interest therein.

RELATED PARTY TRANSACTIONS
  LOANS TO EXECUTIVE OFFICER

    The Company has made loans to John Birkner, Vice President, Chief Technical Officer. Mr. Birkner's current loan obligation to the Company totals $121,000 plus accrued interest of approximately $79,521 at annual rates ranging from 6.7% to 8.5%. This loan is evidenced by demand promissory notes from Mr. Birkner to the Company, secured by a pledge of shares of the Company's stock held by Mr. Birkner. The largest principal amount outstanding under these loans during 1996, 1997, 1998 and 1999 was $125,000. These loans were approved by the Company's board of directors.

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

    The following table sets forth the compensation paid during the last two fiscal years to the Company's Chief Executive Officer and to the next four most highly compensated executive officers, whose aggregate cash compensation exceeded $100,000 during the year ended December 31, 1999. These executives are referred to as the Named Executive Officers elsewhere in this Proxy Statement.

                                                                             LONG-TERM
                                                                            COMPENSATION
                                                                ANNUAL      ------------
                                                             COMPENSATION    SECURITIES
                                                   FISCAL    ------------    UNDERLYING     ALL OTHER
          NAME AND PRINCIPAL POSITION               YEAR        SALARY        OPTIONS      COMPENSATION
          ---------------------------             --------   ------------   ------------   ------------
E. Thomas Hart..................................    1999       $298,014        233,333        $13,198
  President, Chief Executive Officer and            1998        269,208        166,667         12,693
    Director
Arthur O. Whipple...............................    1999        168,795         50,000             --
  Vice President, Finance, Chief Financial          1998         99,007        108,333             --
    Officer and
  Secretary
Michael R. Brown................................    1999        200,000        216,667          8,250
  Vice President, Worldwide Sales                   1998             --             --             --
Reynold W. Simpson..............................    1999        200,043        100,000             --
  Vice President, Operations                        1998        180,868         41,667             --
Ronald D. Zimmerman.............................    1999        191,375         15,000             --
  Vice President, Human Resources                   1998        177,162             --             --

    A portion of each executive officer's salary is dependent upon their meeting of certain sales, gross margin and other management objectives.

    Mr. Brown commenced employment with the Company on January 26, 1999. His salary in 1999, on an annualized basis, was $225,000.

    The amounts listed under the column captioned "All Other Compensation" represent automobile allowances the Company has given to Mr. Hart and Mr. Brown.

OPTIONS GRANTED AND OPTIONS EXERCISED IN THE LAST FISCAL YEAR

    The following tables set forth information regarding stock options granted to and exercised by the Named Executive Officers during the last fiscal year, as well as options held by such officers, as of December 31, 1999:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                               INDIVIDUAL GRANTS
                                ------------------------------------------------   POTENTIAL REALIZABLE VALUE AT
                                NUMBER OF    PERCENT OF                               ASSUMED ANNUAL RATES OF
                                SECURITIES     TOTAL                                 STOCK PRICE APPRECIATION
                                UNDERLYING    OPTIONS     EXERCISE                        FOR OPTION TERM
                                 OPTIONS     GRANTED TO   PRICE PER   EXPIRATION   -----------------------------
             NAME                GRANTED     EMPLOYEES      SHARE        DATE           5%              10%
------------------------------  ----------   ----------   ---------   ----------   -------------   -------------
E. Thomas Hart................   233,333        14.36%     $13.62      10/19/09     $1,999,664      $5,065,659
Arthur O. Whipple.............    50,000         3.08       13.62      10/19/09        428,500       1,085,500
Michael R. Brown..............   166,667        10.26        4.86      01/26/09        510,001       1,291,669
                                  50,000         3.08       13.62      10/19/09        428,500       1,085,500
Reynold W. Simpson............   100,000         6.16       13.62      10/19/09        857,000       2,171,000
Ronald D. Zimmerman...........    15,000         0.92       13.62      10/19/09        128,550         325,650

    In the last fiscal year, we granted options to purchase an aggregate of 1,624,000 shares. Options to purchase shares generally vest at the rate of 12.5% after six months of service from the date of grant, and 6.25% at the end of each three-month period thereafter. Options have a term of ten years but may terminate before their expiration dates if the optionee's status as an employee is terminated or upon the optionee's death or disability.

    The amounts disclosed in the column captioned "Exercise Price Per Share" represent the fair market value of the underlying shares of common stock on the dates the respective options were granted as determined by our board of directors.

    With respect to the amounts disclosed in the column captioned "Potential Realizable Value At Assumed Annual Rates Of Stock Price Appreciation For Option Term," the 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent our estimate or projection of our future common stock prices. The potential realizable values are calculated by assuming that the exercise price per share was the fair market value of our common stock at the time of grant, that the common stock appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of the option term at the appreciated price.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

    The following table sets forth certain information concerning the number and value of unexercised options held by each of the named executive officers on December 31, 1999. No options were exercised by the named executive officers in 1999.

    Options generally vest at the rate of 12.5% after six months of service from the date of grant, and 6.25% at the end of each three-month period thereafter.

    The value of "In-the-Money" stock options represents the positive spread between the exercise price of stock options and the fair market value of the underlying shares of $16.50 per share on December 31, 1999.

                                                   NUMBER OF SECURITIES
                                                        UNDERLYING               VALUE OF UNEXERCISED
                                                  UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS AT
                                                     DECEMBER 31, 1999             DECEMBER 31, 1999
                                                ---------------------------   ---------------------------
                     NAME                       EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----------------------------------------------  -----------   -------------   -----------   -------------
E. Thomas Hart................................    520,833        379,166      $7,913,125     $2,468,874
Arthur O. Whipple.............................     39,063        119,271         468,750        975,250
Michael R. Brown..............................     31,250        185,417         363,750      1,720,250
Reynold W. Simpson............................     68,229        173,438         818,750      1,169,250
Ronald D. Zimmerman...........................     59,583         38,750         901,875        391,325

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The members of the Compensation Committee of the Board of Directors during fiscal 1999 were Messrs. Beadle, Callahan and Federman. All members are non-employee directors. No member of the Compensation Committee has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

PERFORMANCE GRAPH

    The following graph compares the cumulative total return to stockholders of the Company's Common Stock from October 15, 1999 (the date of the Company's initial public offering) to December 31, 1999 to the cumulative total return over such period of (i) the S&P 500 Index and (ii) the Chase H&Q Semiconductor Index. The graph assumes that $100 was invested on October 15, 1999 in the Company's common stock at its initial public offering price of $10.00 per share and in each of the other two indices and the reinvestment of all dividends, if any.

    The information contained in the Performance Graph shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into any such filing. The graph is presented in accordance with SEC requirements. Stockholders are cautioned against drawing any conclusions from the data contained therein, as past results are not necessarily indicative of future performance.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

          QUICKLOGIC CORPORATION  S & P 500 INDEX  CHASE H & Q SEMICONDUCTOR INDEX
10/15/99                  100.00           100.00                           100.00
12/31/99                  165.00           116.81                           145.00

                                                                    10/15/99    12/31/99
                                                                    ---------   ---------
             QUICKLOGIC CORPORATION...............................   100.00      165.00
             S & P 500............................................   100.00      116.81
             CHASE H & Q SEMICONDUCTOR............................   100.00      145.00

                      REPORT OF THE COMPENSATION COMMITTEE
                        REGARDING EXECUTIVE COMPENSATION

    The Compensation Committee (the "Committee") is comprised of Donald P. Beadle, Michael J. Callahan and Irwin Federman, each of whom is a non-employee director. The Committee reviews and approves the Company's executive compensation programs. The role of the Committee is to approve salaries and other compensation paid to executive officers of the Company and to administer the Company's stock plans. The Committee approves all stock option grants to executive officers, all executive officer base salaries and any cash bonus payments to executive officers and approves all stock option grants to employees.

    The Company's executive pay programs are designed to attract and retain executives who will contribute to the Company's long-term success, to mesh executive and stockholder interests through the use of stock options and to provide a compensation program that recognizes individual contributions and Company performance.

    At this time in the Company's growth, the Committee has determined that the most effective means of compensation are base salaries and long-term incentives through the use of Company's stock option plan.

BASE SALARY

    The Committee meets annually to review and approve each executive officer's salary for the ensuing year. When reviewing base salaries, the Committee considers the following factors: competitive pay practices, individual performance against goals, levels of responsibility, breadth of knowledge and prior experience. The relative importance of these factors varies, depending on the particular individual whose salary is being reviewed. To provide the Committee with more information for making compensation comparisons, the Company provides the Committee with surveys of compensation for a group of comparable companies with revenues similar to the Company's revenue. The Committee's objective in setting base salaries is generally to pay salaries at a level roughly comparable to the median for companies with which the Company competes for personnel. For the year ended December 31, 1999, the Committee increased the salary levels of the executive officers to a level closer to this median level. The Committee approved base salaries between $200,043 and $168,795 for executives other than the Company's Chief Executive Officer.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

    Mr. Hart's 1999 base salary was $298,014. This represented an increase of $28,806 from Mr. Hart's 1998 base salary. In determining Mr. Hart's salary, bonuses and stock option grants, the Committee not only considered the factors described above, but also took into consideration his accomplishments during 1998 and 1999 in expanding the executive team, the integration of new executives with the original executive team, and the ongoing development of the Company. Taking all of these factors into account, the Committee awarded Mr. Hart a stock bonus of 233,333 shares of the Company's common stock.

STOCK OPTIONS

    The Company's stock option plan is designed to provide its executives and employees with an opportunity to share, along with its stockholders, in the Company's long-term performance. Initial grants of stock options are generally made to eligible executives and employees upon commencement of employment, with additional grants being made periodically based on performance or following a significant change in job responsibilities, scope or title. Stock options under the stock option plans generally vest over a four-year period and expire ten years from the date of grant. The exercise price of our options is usually 100% of the fair market value of the common stock on the date of grant. The Board of Directors has delegated the authority to the Committee to grant stock options to all employees and executive officers. Guidelines for the number of stock options for each participant under the option plans are generally determined by the Committee. Initial stock option grants to executive officers are negotiated as part of their offer letter, and subsequent renewal grants are determined based upon levels of responsibility, individual performance and competitive compensation practices. The Committee believes the existing grants and vesting schedules currently align the executive officers' objectives with those of the Company's stockholders.

OTHER

    Other elements of executive compensation include Company-wide medical and life insurance benefits and the ability to defer compensation pursuant to a 401(k) plan.

    The Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the "Section"). The Section disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for any of the Named Executive Officers, unless such compensation is performance-based. Since the cash compensation of each of the Named Executive Officers is below the $1 million threshold and the Committee believes that any options granted under the Stock Plan will meet the requirements of being performance-based, the Committee believes that the Section will not reduce the tax deduction available to the Company. The Company's policy is to qualify, to the extent reasonable, its executive officers' compensation for deductibility under applicable tax laws. However, the Committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to the Company's success. Consequently, the Committee recognizes that the loss of a tax deduction could be necessary in some circumstances.

                                          Respectfully submitted,
                                          THE COMPENSATION COMMITTEE
                                          Donald P. Beadle
                                          Michael J. Callahan
                                          Irwin Federman

OTHER MATTERS

    At this time, the Board of Directors knows of no other matters that may be brought before the meeting. However, if any other matters are properly brought before the meeting, the proxy holders named in the accompanying proxy intend to vote the proxies on such matters in accordance with their best judgment.

                                          For the Board of Directors,

                                          [LOGO]

                                          E. Thomas Hart
                                          PRESIDENT, CHIEF EXECUTIVE OFFICER AND
                                          DIRECTOR

Sunnyvale, California
April 20, 2000

                                    [LOGO]

                             QUICKLOGIC CORPORATION

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
                            WEDNESDAY, MAY 17, 2000

     The undersigned hereby appoints E. Thomas Hart and Arthur O. Whipple, or either of them, as proxies and attorneys-in-fact, each with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of QuickLogic Corporation (the "Company") to be held at the Company's offices at 1277 Orleans Drive, Sunnyvale, CA 94089 on Wednesday, May 17, 2000 at 9:00 a.m., and any adjournments or postponements thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present at the meeting.

     UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED,
THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission.

             (CONTINUED, AND TO BE DATED AND SIGNED ON OTHER SIDE)

/X/ PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE USING DARK INK ONLY.


MANAGEMENT RECOMMENDS A VOTE "FOR" ALL THE NOMINEES FOR DIRECTOR LISTED BELOW
                         AND A VOTE "FOR" PROPOSAL 2.

FOR all nominees listed at right              WITHHOLD authority to vote
(except as marked to the contrary).           FOR ALL nominees listed at right.

1. To elect directors to hold / /             / / Nominees: Donald P. Beadle
   office for three years or                                and
   until their sucessors                                    Michael J. Callahan
   are elected.

To withhold authority to vote for any nominee(s), write such nominee(s)' name(s) below:

---------------------------------------------


                                                    FOR     AGAINST     ABSTAIN
2. To ratify the selection of                       / /       / /         / /
PricewaterhouseCoopers LLP as
the Company's independent auditors.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.


                                                          Date:
---------------------------  ----------------------------      ----------------
       Signature                     Signature

Sign exactly as your name(s) appears on your stock certificate. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the above Proxy. If shares of stock are held of record by a corporation, the Proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary. Executors or administrators or other fiduciaries who execute the above Proxy for a deceased Shareholder should give their full title. Please date the Proxy.